News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                       For Release:  Immediately
                                                       Date: February 27, 2008
                                                       Contact:  Clemente Teng
                                                                (818) 244-8080

      PUBLIC STORAGE REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
                DECEMBER 31, 2007 AND INCREASES CASH DIVIDEND 10%

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2007. The Company also announced that it had increased its cash dividend per regular common share from $0.50 to $0.55, an increase of 10%.

OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2007:
---------------------------------------------------------------

Net income for the three months ended December 31, 2007 was $167.9 million compared to a net loss of $10.2 million for the same period in 2006, representing an improvement of $178.1 million. This improvement is primarily due to reduced depreciation and amortization expense, reduced general and administrative expense, improved operations from our real estate facilities and an increased foreign currency exchange gain.

Depreciation and amortization expense for the quarter ended December 31, 2007 decreased by $94.8 million, as compared to the same period in 2006. This decrease is primarily due to a reduction in amortization expense related to customer intangible assets that we obtained in the August 22, 2006 acquisition of Shurgard Storage Centers, Inc. (the "Shurgard Merger"). For the three months ended December 31, 2007, intangible amortization expense primarily related to the intangibles acquired in the Shurgard Merger totaled $36.8 million as compared to $125.3 million for the same period in 2006.

General and administrative expense declined $24.3 million for the three months ended December 31, 2007 as compared to the same period in 2006. This decline was primarily due to integration expenses associated with the Shurgard Merger totaling $23.5 million during the three months ended December 31, 2006.

Net operating income, before depreciation, for our self-storage operations totaled $285.9 million for the three months ended December 31, 2007 as compared to $254.6 million for the same period in 2006, representing an increase of $31.3 million. For those facilities that were acquired in the Shurgard Merger, net operating income was approximately $93.9 million for the quarter ended December 31, 2007 as compared to $74.7 million for the same period in 2006.

During the quarter ended December 31, 2007, we recognized a foreign currency exchange gain of $16.6 million relating to intercompany loans between our U.S. and European subsidiaries. The gain was the result of the continued weakening of the US Dollar relative to the Euro during the quarter. See "Shurgard Europe" below for further information.

For the three months ended December 31, 2007, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $102.2 million or $0.60 per common share on a diluted basis compared to a net loss of $80.4 million or $0.48 per common share on a diluted basis for the same period in 2006, representing an increase of $182.6 million or $1.08 per common share on a diluted basis. These improvements are due primarily to the impact of the factors described above with respect to net income, as well as a decrease in income allocated to our preferred shareholders, as described below.

For the three months ended December 31, 2007 and 2006, we allocated $60.3 million and $55.0 million of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. In the three months ended December 31, 2006, we also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $9.9 million in connection with the redemption of preferred securities.

Weighted average diluted shares increased to 170,089,000 for the three months ended December 31, 2007 from 169,063,000 for the same period in 2006.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2007:

Net income for the year ended December 31, 2007 was $457.5 million compared to $314.0 million for the same period in 2006, representing an increase of $143.5 million. This increase is primarily due to improved operations from our real estate facilities combined with an increased foreign currency exchange gain and a reduction in general and administrative expense. These items were partially offset by increases in depreciation and amortization expense and interest expense.

Comparisons of our revenues, expenses, and weighted average shares outstanding are significantly impacted by the Shurgard Merger, which closed on August 22, 2006. The results with respect to the assets and liabilities acquired in the Shurgard Merger are included in our operating results from August 23, 2006 through December 31, 2006 during the year ended December 31, 2006, as compared to the entire year ended December 31, 2007.

Net operating income, before depreciation, for our self-storage operations totaled $1,082.2 million for the year ended December 31, 2007 as compared to $810.8 million for the same period in 2006, representing an increase of $271.4 million. The increase is primarily due to the addition of 647 facilities that we acquired in the Shurgard Merger. Net operating income of the former Shurgard properties was approximately $347.8 million for the year ended December 31, 2007, as compared to $110.1 million for the same period in 2006, which reflects the operations of these facilities from August 23, 2006 through December 31, 2006.

During the year ended December 31, 2007, we recognized a foreign currency exchange gain aggregating $57.6 million relating to intercompany loans between our U.S. and European subsidiaries. The gain was the result of the continued weakening of the US Dollar relative to the Euro during the year ended December 31, 2007. See "Shurgard Europe" below for further information.

General and administrative expense declined $24.9 million in the year ended December 31, 2007 as compared to the same period in 2006. This decline was primarily due to the reduction in integration expenses associated with the Shurgard Merger, contract termination costs, and development costs that were expensed with respect to terminated projects; offset partially by costs incurred in 2007 with respect to our reorganization as a Maryland REIT, and the costs associated with a proposed offering of shares in our European business. These expenses aggregated $56.4 million for the year ended December 31, 2006 as compared to $19.0 million for the same period in 2007.

Depreciation and amortization expense for the year ended December 31, 2007 increased by $184.8 million, as compared to the same period in 2006. This increase is primarily due to increased depreciation and amortization expense with respect to the buildings and intangible assets acquired in the Shurgard Merger.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $199.4 million or $1.17 per common share on a diluted basis for the year ended December 31, 2007 compared to $46.9 million or $0.33 per common share on a diluted basis for the same period in 2006, representing an increase of $152.5 million or $0.84 per common share on a diluted basis. The increase in net income allocable to common shareholders and earnings per common share on a diluted basis are due primarily to the impact of the factors described above with respect to net income, as well as a decrease in income allocated to preferred shareholders, as described below.

For the years ended December 31, 2007 and 2006, we allocated $236.8 million and $214.2 million of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued. In 2006, we also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $31.5 million (or $0.22 per common share on a diluted basis) in connection with the redemption of preferred securities.

Weighted average diluted shares increased to 170,147,000 for the year ended December 31, 2007 from 143,715,000 for the year ended December 31, 2006. The increase in weighted average diluted shares is due primarily to the impact of the issuance of 38.9 million shares in connection with the Shurgard Merger.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended December 31, 2007, funds from operations ("FFO") increased to $1.40 per common share on a diluted basis as compared to $0.89 per common share for the same period in 2006, representing an increase of $0.51 per common share, or 57.3%.

For the three months ended December 31, 2007, FFO has been impacted as a result of (i) net foreign currency exchange and derivative gains totaling $16.3 million ($4.4 million for the same period in 2006), and (ii) development costs that are included in general and administrative expense with respect to canceled projects totaling $0.5 million ($0.9 million for the same period in 2006). For the same period in 2006, FFO was impacted by (i) a $1.0 million impairment charge on a discontinued self-storage facility, (ii) costs and expenses incurred in connection with the Shurgard Merger totaling $23.5 million, and (iii) our pro rata share of PS Business Parks, Inc.'s application of EITF Topic D-42 included in equity in earnings, and our application of EITF Topic D-42, in connection with the redemption of preferred securities totaling $10.6 million.

For the year ended December 31, 2007, FFO increased to $4.97 per common share on a diluted basis as compared to $3.57 per common share for the same period in 2006, representing an increase of $1.40 per common share, or 39.2%.

For the year ended December 31, 2007, FFO has been impacted as a result of (i) net foreign currency exchange and derivatives gains of approximately $58.4 million ($4.3 million for the same period in 2006), (ii) development costs that are included in general and administrative expense with respect to terminated projects totaling $2.1 million ($10.2 million for the same period in 2006),
(iii) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million, (iv) additional expenses incurred in connection with the Shurgard Merger included in general and administrative expense totaling approximately $5.3 million ($44.0 million for the same period in 2006), (v) $9.6 million in general and administrative expenses related to our proposed offering of shares in our European business, (vi) $2.0 million in general and administrative expense associated with our reorganization as a Maryland REIT, and (vii) an increase in insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million. In addition, for the year ended December 31, 2006, FFO has been impacted as a result of (i) contract termination costs included in general and administrative expense totaling $2.2 million, (ii) a $1.0 million impairment charge on a discontinued self-storage facility and (iii) our pro rata share of PS Business Parks, Inc.'s application of EITF Topic D-42 included in equity in earnings, and our application of EITF Topic D-42, in connection with the redemption of preferred securities totaling $33.6 million.

The following table provides a summary of the impact of these items that have occurred during the three months and year ended December 31, 2007 and 2006:

                                                         Three Months Ended                        Year Ended
                                                            December 31,                          December 31,
                                                     ----------------------------------   ----------------------------------
                                                                            Percentage                           Percentage
                                                        2007        2006      Change         2007        2006      Change
                                                     ----------  ---------- -----------   ----------  ---------- -----------
FFO per common share prior to adjustments for
   the following items.........................       $  1.30     $  1.08       20.4%      $  4.73     $  4.17      13.4%

Foreign currency exchange and derivative gains,          0.10        0.03                     0.34        0.03
   net.........................................
Cancellation of development projects...........            -        (0.01)                   (0.01)      (0.07)
Impairment charges on discontinued containerized
   storage operations..........................            -          -                      (0.01)          -
Impairment charge on discontinued self-storage
   facility....................................            -        (0.01)                      -        (0.01)
Costs and expenses incurred in connection with
   the Shurgard Merger.........................            -        (0.14)                   (0.03)      (0.30)
Contract termination costs.....................            -          -                         -        (0.02)
Costs and expenses incurred in connection with a
   proposed offering of shares in our European
   business....................................            -          -                      (0.06)          -
Costs to reorganize as a Maryland REIT.........            -          -                      (0.01)          -
Increase in insurance proceeds - casualty gain             -          -                       0.02           -
Application of EITF Topic D-42 in connection
   with the redemption of preferred securities.            -        (0.06)                      -        (0.23)
                                                     ----------  ---------- -----------   ----------  ---------- -----------
FFO per common share, as reported..............       $ 1.40      $  0.89       57.3%      $  4.97     $  3.57      39.2%
                                                     ==========  ========== ===========   ==========  ========== ===========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of December 31, 2007, our "Same Store" portfolio consists of 1,316 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2005, 2006 and 2007.

The Same Store facilities contain approximately 77.8 million net rentable square feet, representing approximately 62% of the aggregate net rentable square feet in the U.S. of our consolidated self-storage portfolio at December 31, 2007. The following table summarizes the historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
Facilities (1,316 Facilities):  (unaudited)             Three Months Ended December 31,               Year Ended December 31,
-------------------------------------------          --------------------------------------  ---------------------------------------
                                                                                Percentage                                Percentage
                                                        2007          2006         Change        2007          2006         Change
                                                     ----------   -----------   -----------  ------------   ------------  ----------
                                                               (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................   $ 221,802    $  216,945       2.2%       $  884,379    $  865,981       2.1%
    Late charges and administrative fees collected      10,014        10,062      (0.5)%          40,709        40,095       1.5%
                                                     ----------   -----------   -----------  ------------   ------------  ----------
    Total revenues (a)............................     231,816       227,007       2.1%          925,088       906,076       2.1%

Cost of operations (excluding depreciation):
    Property taxes ...............................      17,913        18,844      (4.9)%          85,132        83,262       2.2%
    Direct property payroll.......................      15,564        15,274       1.9%           63,236        63,945      (1.1)%
    Advertising and promotion.....................       4,659         7,463     (37.6)%          26,495        26,256       0.9%
    Utilities.....................................       5,034         4,948       1.7%           21,157        20,459       3.4%
    Repairs and maintenance.......................       7,056         7,655      (7.8)%          29,037        29,515      (1.6)%
    Telephone reservation center..................       2,303         1,914      20.3%            8,549         8,316       2.8%
    Property insurance............................       1,900         1,074      76.9%            8,835         9,400      (6.0)%
    Other costs of management.....................      14,878        14,977      (0.7)%          58,988        58,394       1.0%
                                                     ----------   -----------   -----------  ------------   ------------  ----------
  Total cost of operations (a)....................      69,307        72,149      (3.9)%         301,429       299,547       0.6%
                                                     ----------   -----------   -----------  ------------   ------------  ----------
Net operating income (before depreciation) (b)....     162,509       154,858       4.9%          623,659       606,529       2.8%
Depreciation expense..............................     (41,115)      (41,338)     (0.5)%        (162,465)     (162,981)     (0.3)%
                                                     ----------   -----------   -----------  ------------   ------------  ----------
Operating income..................................   $ 121,394    $  113,520       6.9%       $  461,194    $  443,548       4.0%
                                                     ==========   ===========   ===========  ============   ============  ==========
Gross margin (before depreciation)................       70.1%         68.2%       2.8%            67.4%         66.9%       0.7%
Weighted average for the period:
  Square foot occupancy (c).......................       88.6%         89.8%      (1.3)%           90.1%         90.8%      (0.8)%
  Realized  annual rent per occupied  square foot (d)$   12.87    $    12.42       3.6%       $    12.62    $    12.26       2.9%
(f)...............................................
  REVPAF (e) (f)..................................   $   11.41    $    11.16       2.2%       $    11.37    $    11.13       2.2%

Weighted average at December 31:
  Square foot occupancy...........................                                                 88.1%         89.3%      (1.3)%
  In place annual rent per occupied square foot (g)                                           $    13.81    $    13.37       3.3%
Total net rentable square feet (in thousands).....                                                77,782        77,782         -


a) Seeattached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to our Same Store facilities (unaudited):

                                                                     Three Months Ended
                                               ------------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                               --------------   ------------  -------------   -------------    --------------
Total revenues (in 000's):
  2006.....................................    $    219,297     $   226,352    $   233,420     $  227,007        $  906,076
  2007.....................................    $    225,677     $   230,161    $   237,434     $  231,816        $  925,088

Total cost of operations (excluding depreciation
expense) (in 000's):
  2006.....................................    $     75,802     $    76,649    $    74,947     $   72,149        $  299,547
  2007.....................................    $     77,828     $    78,234    $    76,060     $   69,307        $  301,429

Property taxes (in 000's):
  2006.....................................    $     21,988     $    20,730    $    21,700     $   18,844        $   83,262
  2007.....................................    $     22,871     $    21,630    $    22,718     $   17,913        $   85,132

Media advertising expense (in 000's):
  2006.....................................    $      4,130     $     2,802    $     1,049     $    3,823        $   11,804
  2007.....................................    $      3,365     $     5,333    $     2,885     $    1,876        $   13,459

Other advertising and promotion
expense (in 000's):
  2006.....................................    $      2,833     $     4,256    $     3,723     $    3,640        $   14,452
  2007.....................................    $      3,363     $     3,828    $     3,062     $    2,783        $   13,036

REVPAF:
  2006.....................................    $      10.79     $     11.13    $     11.46     $    11.16        $    11.13
  2007.....................................    $      11.09     $     11.32    $     11.66     $    11.41        $    11.37

Weighted average realized annual rent per
occupied square foot for the period:
  2006.....................................    $      11.97     $     12.08    $     12.55     $    12.42        $    12.26
  2007.....................................    $      12.35     $     12.37    $     12.89     $    12.87        $    12.62

Weighted average square foot occupancy levels for the period:
  2006.....................................           90.1%           92.1%          91.3%          89.8%             90.8%
  2007.....................................           89.8%           91.5%          90.5%          88.6%             90.1%


SHURGARD EUROPE:
----------------

We own and operate 104 wholly-owned European facilities with 5.7 million net rentable square feet along with a 20% interest in two joint ventures which collectively own 70 European facilities with 3.5 million net rentable square feet. The two joint ventures collectively had approximately $376.7 million of outstanding debt payable to third parties at December 31, 2007, which is included in our condensed consolidated financial statements.

At December 31, 2007, one of the joint ventures had two facilities under construction (115,000 net rentable square feet), with total estimated costs of approximately $21.0 million, of which approximately $14.0 million had been incurred as of December 31, 2007. We also have 11 facilities and one redevelopment project under construction, which will be funded by us (621,000 net rentable square feet). Total estimated costs for these projects are approximately $102.9 million of which approximately $18.0 million was incurred as of December 31, 2007. The development of these facilities is subject to various risks and contingencies.

During the fourth quarter of 2007, we completed the development of one facility in the Netherlands at a total cost of $9.0 million, adding 89,000 net rentable square feet to the portfolio. Also during the fourth quarter of 2007, one of the joint ventures completed the development of four facilities located in France, Denmark, and the United Kingdom at a total cost of $44.0 million, adding 194,000 net rentable square feet to the portfolio.

At December 31, 2007, our European subsidiaries owed approximately (euro)377.7 million ($555.9 million as of December 31, 2007) to our domestic subsidiaries. The loans are eliminated in consolidation for financial reporting purposes. We expect our European subsidiaries to obtain external financing in the next 12 to 24 months, which will fund the repayment of the loans. The loans, which are denominated in Euros, have not been hedged. The amount of US Dollars that will be received on repayment will depend upon the exchange rates at the time. Based upon the change in estimated US Dollars to be received caused by fluctuation in currency rates during each respective period, foreign currency translation gains of $16.6 million and $57.6 million, respectively, were recorded in the three months and year ended December 31, 2007. The US Dollar exchange rate relative to the Euro was approximately 1.319, 1.426, and 1.472, and at December 31, 2006, September 30, 2007, and December 31, 2007, respectively.

As previously disclosed in January of 2008, we reached an agreement in principle for a prospective investor to acquire a 51% interest in Shurgard Europe in a private transaction. The price is generally consistent with the previously disclosed proceeds Public Storage expected to receive for its equity interest in last year's terminated European share offer. No binding agreement has been signed with the prospective investor and there is no assurance that a binding agreement will be signed or that the transaction will be completed. It is estimated that the completion of the transaction will take place at the end of the first quarter of 2008, assuming a binding agreement is signed and the conditions related to the transaction are satisfied.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES IN THE UNITED STATES:

During the fourth quarter of 2007, we completed the development of a facility and five expansion projects at a total cost of $22.0 million, adding 231,000 net rentable square feet.

We have entered into agreements to acquire two self-storage facilities in California with net rentable square feet of 248,000 for an aggregate purchase price of $31 million which includes approximately $10 million of assumed debt. While the acquisitions are subject to contingencies, these transactions are expected to close in the second quarter of 2008.

At December 31, 2007, we had 29 projects that were either under construction or were expected to begin construction generally within the next year, comprised of 27 projects (1,105,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $106.9 million, and two newly developed self-storage facilities (113,000 net rentable square feet) for a total estimated cost of $14.7 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

SHARE REPURCHASES:
------------------

Our Board of Trustees has authorized the repurchase from time to time of up to 25,000,000 of our common shares on the open market or in privately negotiated transactions. No common shares were repurchased during 2007. From January 1, 2008 through February 27, 2008, we repurchased a total of 1,520,196 common shares for an aggregate of approximately $111.9 million. From the inception of the repurchase program through February 21, 2008, we have repurchased a total of 23,721,916 common shares at an aggregate cost of approximately $679.1 million.

DISTRIBUTIONS DECLARED:
-----------------------

On February 27, 2008 the Board of Trustees declared a quarterly distribution of $0.55 per regular common share, representing a 10% increase from $0.50 per share, and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Shares, Series A. Distributions were also declared with respect to the Company's various series of preferred shares. All the distributions are payable on March 31, 2008 to shareholders of record as of March 14, 2008.

FOURTH QUARTER CONFERENCE CALL:
-------------------------------

A conference  call is scheduled  for  Thursday,  February 28, 2008 at 10:00 a.m.
(PST) to discuss the fourth quarter ended December 31, 2007 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 32927323). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 32927323). A replay of the conference call may be accessed through March 14, 2008 by calling (800) 642-1687 (domestic), or
(706) 645-9291 (international), or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 32927323.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven Western European nations. At December 31, 2007, the Company had interests in 2,012 self-storage facilities with approximately 126 million net rentable square feet in the U.S. and 174 storage facilities with approximately nine million net rentable square feet in Europe.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Form 10-K for the fiscal year ended December 31, 2007 expected to be filed on or before February 29, 2008, our Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the risk that the parties may for any reason be unable to finalize negotiations and completion of a possible transaction involving Shurgard Europe; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                              Three Months Ended                  Year Ended
                                                                 December 31,                    December 31,
                                                        ------------------------------  -------------------------------
                                                              2007            2006           2007            2006
                                                          (Unaudited)                    (Unaudited)
                                                        --------------    ------------  --------------   --------------
                                                                 (Amounts in thousands, except per share data)
Revenues:
    Self-storage rental income....................       $    424,508     $   397,336   $   1,662,454    $  1,239,697
    Ancillary operations..........................             34,830          32,226         142,500         109,515
    Interest and other income.....................              5,080           4,026          11,417          31,799
                                                        --------------    ------------  --------------   --------------
                                                              464,418         433,588       1,816,371       1,381,011
                                                        --------------    ------------  --------------   --------------
Expenses:
    Cost of operations:
      Self-storage facilities ....................            138,570         142,706         580,227         428,910
      Ancillary operations .......................             16,263          19,256          79,638          69,528
    Depreciation and amortization (a).............            130,750         225,576         622,410         437,568
    General and administrative (b)................             10,352          34,665          59,749          84,661
    Interest expense..............................             14,899          20,310          63,671          33,062
                                                        --------------    ------------  --------------   --------------
                                                              310,834         442,513       1,405,695       1,053,729
                                                        --------------    ------------  --------------   --------------
 Income (loss) from continuing operations before equity
   in earnings of real estate entities, gain on disposition
   of real estate investments, casualty gain, foreign
   currency exchange gain, (expense) income from derivatives
   and minority interest in income................            153,584          (8,925)        410,676         327,282
Equity in earnings of real estate entities .......              2,555           2,687          12,738          11,895
Gain on disposition of real estate investments ...                217             955           2,547           2,177
Casualty gain ....................................                  -               -           2,665               -
Foreign currency exchange gain  (c)...............             16,616             508          57,593             336
(Expense) income from derivatives, net............               (275)          3,894             851           3,926
Minority interest in income allocable to:
 Preferred minority interests.....................             (5,403)         (5,403)        (21,612)        (19,055)
 Other partnership interests .....................             (2,529)         (2,003)         (7,931)        (12,828)
                                                        --------------    ------------  --------------   --------------
Income (loss) from continuing operations..........            164,765          (8,287)        457,527         313,733
    Cumulative effect of a change in accounting
    principle.....................................                  -               -               -             578
    Discontinued operations ......................              3,122          (1,946)              8            (285)
                                                        --------------    ------------  --------------   --------------
Net income (loss)                                       $     167,887     $   (10,233)  $     457,535    $    314,026
                                                        ==============    ============  ==============   ==============
Net income (loss) allocation:
-----------------------------
    Allocable to preferred shareholders based on
      distribution paid...........................      $     60,333      $    54,962   $     236,757    $    214,218
    Allocable to preferred shareholders based on
      redemptions.................................                  -           9,850               -          31,493
    Allocable to Equity Shares, Series A..........              5,356           5,356          21,424          21,424
    Allocable to common shareholders..............            102,198         (80,401)        199,354          46,891
                                                        --------------    ------------  --------------   --------------
                                                         $    167,887     $   (10,233)  $     457,535    $    314,026
                                                        ==============    ============  ==============   ==============
Per common share:
    Net income (loss) per share - Basic...........       $       0.60     $     (0.48)  $        1.18    $       0.33
                                                        ==============    ============  ==============   ==============
    Net income (loss) per share - Diluted.........       $       0.60     $     (0.48)  $        1.17    $       0.33
                                                        ==============    ============  ==============   ==============
    Weighted average common shares - Basic........            169,415         169,063         169,342         142,760
                                                        ==============    ============  ==============   ==============
    Weighted average common shares - Diluted .....            170,089         169,063         170,147         143,715
                                                        ==============    ============  ==============   ==============


(a) Depreciation and amortization increased due to $36.8 million and $247.8 million in amortization of intangible assets primarily acquired in the Shurgard Merger for the three months and year ended December 31, 2007, respectively, compared to $125.3 million and $175.9 million for the three months and year ended December 31, 2006, respectively. In addition, we recorded $35.7 million and $142.8 million in depreciation of the buildings acquired in the Shurgard Merger for the three months and year ended December 31, 2007, respectively, compared to $49.3 million and $61.7 million for the same periods in 2006.

(b) For the three months ended December 31, 2007, general and administrative expense includes (i) development costs that were expensed with respect to terminated projects totaling $0.5 million ($0.9 million for the same period in 2006), (ii) ongoing general and administrative expense related to our European operations for the entire quarter ended December 31, 2007 (includes amounts only from August 23, 2006 with respect to the same period in 2006), and (iii) $1.9 million in additional incentive compensation. In addition, for the three months ended December 31, 2006, general and administrative expense includes integration expenses incurred in connection with the acquisition of Shurgard totaling approximately $23.5 million. For the year ended December 31, 2007, general and administrative expense includes (i) development costs that were expensed with respect to terminated projects totaling $2.1 million ($10.2 million for the same period in 2006), (ii) additional expenses incurred in connection with the Shurgard Merger totaling approximately $5.3 million ($44.0 million for the same period in 2006), (iii) the aforementioned additional incentive compensation totaling $1.9 million, (iv) $9.6 million related to our proposed offering of shares in our European business, (v) $2.0 million associated with our reorganization as a Maryland REIT and (vi) ongoing general and administrative expense related to our European operations for the entire year ended December 31, 2007 (includes amounts only from August 23, 2006 with respect to the same period in 2006). In addition, for the year ended December 31, 2006, we incurred contract termination costs of $2.2 million.

(c) We recorded foreign exchange gains aggregating approximately $16.6 million and $57.6 million in the three months and year ended December 31, 2007, respectively, related to our intercompany loans to our European subsidiary, representing the impact of the fluctuation of the exchange rate in US Dollars to the Euro.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA


                                                                         December 31,         December 31,
                                                                             2007                 2006
                                                                         (unaudited)
                                                                      -------------------  --------------------
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)

ASSETS
Cash and cash equivalents ....................................         $      245,444        $     535,684
Operating real estate facilities:
   Land and buildings, at cost................................             11,658,807           11,261,865
   Accumulated depreciation...................................             (2,128,225)          (1,754,362)
                                                                      -------------------  --------------------
                                                                            9,530,582            9,507,503
Construction in process.......................................                 60,324               90,038
                                                                      -------------------  --------------------
                                                                            9,590,906            9,597,541
Investment in real estate entities............................                306,743              301,905
Goodwill......................................................                174,634              174,634
Intangible assets, net........................................                173,745              414,602
Restricted cash...............................................                 18,972               19,900
Other assets..................................................                132,658              154,207
                                                                      -------------------  --------------------
       Total assets...........................................         $   10,643,102        $  11,198,473
                                                                      ===================  ====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings on bank credit facilities..........................         $            -        $     345,000
Notes payable and debt due to joint venture partner...........              1,069,928            1,503,542
Preferred shares called for redemption........................                      -              302,150
Accrued and other liabilities.................................                303,357              333,706
                                                                      -------------------  --------------------
       Total liabilities......................................              1,373,285            2,484,398

Minority interest - preferred partnership interests...........                325,000              325,000
Minority interest - other partnership interests...............                181,688              181,030

Shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01 par value,
     50,000,000 shares authorized, 1,739,500 shares issued (in series) and outstanding (1,712,600 at December 31,
     2006), at liquidation preference.........................              3,527,500            2,855,000
   Common Shares of beneficial interest, $0.10 par value,
     200,000,000 shares authorized, 169,422,475 shares issued and
     outstanding (169,144,467 at December 31, 2006)...........                 16,943               16,915
    Equity Shares of beneficial interest, Series A, $0.01 par value,
     200,000,000 shares authorized, 8,744.193 shares
     issued and outstanding at December 31, 2007 and
     December 31, 2006........................................                      -                    -
   Paid-in capital............................................              5,653,975            5,661,507
   Cumulative net income......................................              3,960,827            3,503,292
   Cumulative distributions paid..............................             (4,446,181)          (3,847,998)
   Accumulated other comprehensive income (a).................                 50,065               19,329
                                                                      -------------------  --------------------
     Total shareholders' equity...............................              8,763,129            8,208,045
                                                                      -------------------  --------------------
       Total liabilities and shareholders' equity.............         $   10,643,102        $  11,198,473
                                                                      ===================  ====================

(a) The increase at December 31, 2007 as compared to the balance at December 31, 2006 principally reflects the increase in our net investment (comprised of our equity investment and intercompany loans) in our European subsidiaries associated with changes in exchange rates relative to the U.S. dollar, to the extent that these increases are not already recognized in our net income (we recognized a total of $57.6 million of such gains in the year ended December 31, 2007). The exchange rates of the Euro relative to the U.S. dollar increased from 1.319 at December 31, 2006 to 1.472 at December 31, 2007.

Shurgard Domestic Same Store Selected Operating Data

The Shurgard Domestic Same Store pool of 343 facilities are all stabilized since January 1, 2005 and will therefore provide meaningful comparative data for 2005, 2006 and 2007.

The operating data presented in the table below reflects the historical data from January 1, 2006 through August 23, 2006, the period for which the 343 facilities were operated under Shurgard, combined with the historical data from August 23, 2006 through December 31, 2007, the period operated under Public Storage.

Selected Operating Data for the 343 facilities operated on a stabilized basis since January 1, 2005
("Shurgard Domestic Same Store Facilities"):
(unaudited)(a)

                                                          Three Months Ended December 31,           Year Ended December 31,
                                                       --------------------------------------  -------------------------------------
                                                                                  Percentage                              Percentage
                                                           2007        2006 (a)     Change         2007        2006 (a)     Change
                                                       ------------  ------------ -----------  ------------  -----------  ----------
                                                                  (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................     $   65,237    $  62,031        5.2%     $  259,588     $ 247,634       4.8%
    Late charges and administrative fees collected          2,142        2,049        4.5%          8,595         8,618      (0.3)%
                                                       ------------  ------------ -----------  ------------  -----------  ----------
    Total revenues (b)............................         67,379       64,080        5.1%        268,183       256,252       4.7%

Cost of operations (excluding depreciation):
    Property taxes ...............................          5,780        6,299       (8.2)%        25,687        24,798       3.6%
    Direct property payroll.......................          4,114        5,908      (30.4)%        17,322        28,181     (38.5)%
    Advertising and promotion.....................          1,215        2,421      (49.8)%         6,840         5,639      21.3%
    Utilities.....................................          1,660        1,757       (5.5)%         7,186         7,135       0.7%
    Repairs and maintenance.......................          1,999        2,020       (1.0)%         8,031         6,271      28.1%
    Telephone reservation center..................            600          507       18.3%          2,226           669     232.7%
    Property insurance............................            571          662      (13.7)%         2,603         1,834      41.9%
    Other costs of management.....................          4,429        4,336        2.1%         17,797        21,475     (17.1)%
                                                       ------------  ------------ -----------  ------------  -----------  ----------
  Total cost of operations (b)....................         20,368       23,910      (14.8)%        87,692        96,002      (8.7)%
                                                       ------------  ------------ -----------  ------------  -----------  ----------
   Net operating income (excluding depreciation) (c)   $   47,011    $  40,170       17.0%     $  180,491     $ 160,250      12.6%
                                                       ============  ============ ===========  ============  ===========  ==========
Gross margin (before depreciation)................          69.8%        62.7%       11.3%          67.3%         62.5%       7.7%
Weighted average for the period:
  Square foot occupancy (d).......................          87.9%        85.0%        3.4%          88.5%         84.4%       4.9%

  Realized annual rent per occupied square foot (e)    $    13.62    $   13.39        1.7%     $    13.46     $   13.46         -
  REVPAF (f) (g)..................................     $    11.97    $   11.38        5.2%     $    11.91     $   11.36       4.8%

Weighted average at December 31:
  Square foot occupancy...........................                                                  87.6%         85.2%       2.8%
  In place annual rent per occupied square foot (h)                                                $14.47        $14.38       0.6%

Total net rentable square feet (in thousands).....                                                 21,797        21,797         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 23, 2006 through December 31, 2007 are included in our consolidated operating results for each respective period.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

In the Shurgard Merger, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures located in seven European countries. The operating data presented in the table below for each period reflects the historical data for the European Same Store Portfolio from January 1, 2006 through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 23, 2006 through December 31, 2007, the period operated under Public Storage.

Selected  Operating  Data  for  the  96  facilities
---------------------------------------------------
operated by Shurgard  Europe on a  stabilized  basis
----------------------------------------------------
since   January   1,  2005   ("Europe   Same  Store
---------------------------------------------------
Facilities"):  (unaudited)
--------------------------

                                                            Three Months Ended December 31,           Year Ended December 31,
                                                       --------------------------------------   -----------------------------------
                                                                                   Percentage                            Percentage
                                                           2007        2006 (a)      Change        2007       2006 (a)     Change
                                                       -----------  ------------   ----------   -----------  ----------- ----------
                                                                  (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................     $   34,523   $  32,031         7.8%      $  127,001   $  116,260     9.2%
    Late charges and administrative fees collected            362         307        17.9%           1,277        1,127    13.3%
                                                       -----------  ------------   ----------   -----------  ----------- ----------
    Total revenues (b)............................         34,885      32,338         7.9%         128,278      117,387     9.3%

Cost of operations (excluding depreciation):
    Property taxes ...............................          1,559       1,374        13.5%           5,746        5,352     7.4%
    Direct property payroll.......................          4,146       4,326        (4.2%)         15,035       16,614    (9.5%)
    Advertising and promotion.....................            780       1,107       (29.5%)          4,050        5,832   (30.6%)
    Utilities.....................................            784         772         1.6%           2,986        3,229    (7.5%)
    Repairs and maintenance.......................          1,022         917        11.5%           3,373        3,602    (6.4%)
    Property insurance............................            281         450       (37.6%)          1,213        1,564   (22.4%)
    Other costs of management.....................          5,089       4,693         8.4%          19,014       18,746     1.4%
                                                       -----------  ------------   ----------   -----------  ----------- ----------
  Total cost of operations (b)....................         13,661      13,639         0.2%          51,417       54,939    (6.4%)
                                                       -----------  ------------   ----------   -----------  ----------- ----------
   Net operating income (excluding depreciation) (c)   $   21,224   $  18,699        13.5%      $   76,861   $   62,448    23.1%
                                                       ===========  ============   ===========  ===========  =========== ==========
Gross margin (before depreciation)................          60.8%       57.8%         5.2%           59.9%        53.2%    12.6%
Weighted average for the period:
  Square foot occupancy (d).......................          90.4%       89.1%         1.5%           89.8%        85.2%     5.4%
  Realized annual rent per occupied square foot (e)    $    28.90   $   27.20         6.3%      $    26.75   $    25.81     3.6%
  REVPAF (f) (g)..................................     $    26.12   $   24.24         7.8%      $    24.03   $    21.99     9.3%

Weighted average at December 31:
  Square foot occupancy...........................                                                   89.0%        89.1%    (0.1%)
  In place annual rent per occupied square foot (h)                                             $    30.95   $    28.68     7.9%
Total net rentable square feet (in thousands).....                                                   5,286        5,286       -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 23, 2006 through December 31, 2007 are included in our consolidated operating results. For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three months and year ended December 31, 2006 have been restated using the actual respective exchange rates for the same periods in 2007. The exchange rates for the Euro relative to the U.S. dollar were 1.448 and 1.370, respectively, for the three months and year ended December 31, 2007.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance and retail sales which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds From Operations (a)
                                   (unaudited)

                                                                                Three Months Ended                Year Ended
                                                                                   December 31,                  December 31,
                                                                            ---------------------------  ---------------------------
                                                                                2007           2006          2007            2006
                                                                            ------------  -------------  ------------- -------------
                                                                                  (Amounts in thousands, except per share data)

Computation of Funds from Operations (FFO) allocable to Common Shares
Net income (loss).........................................................  $   167,887   $   (10,233)   $   457,535   $  314,026

    Add back - depreciation and amortization..............................      130,750       225,576        622,410      437,568
    Add back - depreciation and amortization included in Discontinued
        Operations........................................................          114           386            484          650
    Eliminate - depreciation with respect to non-real estate assets.......          (89)          (67)          (406)        (225)
    Eliminate - our pro rata share of PSB's gain on sale of real estate...            -             -              -       (1,047)
    Eliminate - gain on sale of real estate assets........................         (217)         (955)        (2,547)      (2,177)
    Eliminate - gain on sale of real estate assets included in
             discontinued operations......................................       (4,336)            -         (4,336)      (2,370)
    Add back - Depreciation from unconsolidated real estate investments...       12,754        10,139         45,307       38,890
    Add back - minority interest share of income..........................        7,932         7,406         29,543       31,883
                                                                            ------------  -------------  ------------- -------------
Consolidated FFO..........................................................      314,795       232,252      1,147,990      817,198
 Allocable to preferred minority interests................................       (5,403)       (5,403)       (21,612)     (19,055)
Allocable to other minority interests.....................................       (6,421)       (5,010)       (21,989)     (17,312)
                                                                            ------------  -------------  ------------- -------------
Remaining FFO allocable to our shareholders...............................      302,971       221,839      1,104,389      780,831
Less: allocations to preferred and equity shareholders:
    Preferred shareholder distributions ..................................      (60,333)      (54,962)      (236,757)    (214,218)
    Issuance costs on redeemed preferred shares...........................            -        (9,850)             -      (31,493)
    Equity Shares, Series A distributions.................................       (5,356)       (5,356)       (21,424)     (21,424)
                                                                            ------------  -------------  ------------- -------------
Remaining FFO allocable to Common Shares (a)..............................  $   237,282    $   151,671   $   846,208   $  513,696
                                                                            ============  =============  ============= =============
Weighted average shares:
    Regular common shares.................................................      169,415        169,063       169,342      142,760
    Weighted average stock options and restricted share units outstanding
       using   treasury method ...........................................          674            959           805          955
                                                                            ------------  -------------  ------------- -------------
Weighted average common shares for purposes of computing fully-diluted
FFO per common share......................................................      170,089        170,022       170,147      143,715
                                                                            ============  =============  ============= =============
FFO per diluted common share (a)..........................................  $      1.40    $      0.89   $      4.97   $     3.57
                                                                            ============  =============  ============= =============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

               Computation of Funds Available for Distribution (c)
                                   (unaudited)


                                                               Three Months Ended             Year Ended
                                                                  December 31,               December 31,
                                                            -------------------------  ------------------------
                                                               2007          2006         2007          2006
                                                            ------------  -----------  -----------  -----------
                                                                           (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Shares (a).......................   $   237,282   $  151,671   $  846,208   $  513,696
Add: Non-cash share-based compensation expense...........         1,197        1,442        8,511        6,310
Add: Impact of application of EITF Topic D-42............             -        9,850            -       31,493
Less: Non-cash foreign exchange and derivative gains.....       (16,341)           -      (58,444)           -
Add:  Non-cash EITF Topic D-42 charges  included in equity
    in earnings of real estate entities..................             -          760            -        2,089
Less: Aggregate capital expenditures.....................       (19,649)     (34,960)     (69,102)     (79,326)
Add back:  Capital  expenditures  for Shurgard  rebranding
    effort...............................................             -       11,115        3,600       12,934
                                                            ------------  -----------  -----------  -----------
Funds available for distribution ("FAD") (b).............   $    202,489   $ 139,878    $ 730,773   $  487,196
                                                            ============  ===========  ===========  ===========
Distribution to common shareholders......................   $     84,980   $  84,938    $ 340,002   $  298,219
                                                            ============  ===========  ===========  ===========
Distribution payout ratio (c)............................          42.0%       60.7%        46.5%        61.2%
                                                            ============  ===========  ===========  ===========

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of stock-based compensation expense, (iii) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures and any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations To Consolidated Self-Storage Revenues and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended              Year Ended
                                                              December 31,                December 31,
                                                        ------------------------ ----------------------------
                                                           2007          2006          2007          2006
                                                        ------------ ----------- -------------- -------------
                                                                       (Amounts in thousands)
Revenues for the 1,316 Same Store facilities.........   $   231,816  $   227,007  $    925,088  $    906,076

Revenues for non-Same Store facilities (a): Development
    facilities (year opened):
       2007..........................................           157            -           354             -
       2006..........................................         1,511          625         4,780         1,056
       2005..........................................         1,212          862         4,293         2,599
       2003 and 2004.................................         5,697        5,422        22,723        21,248
       Expansion facilities..........................        21,146       19,544        82,079        75,319
    Acquisition facilities (year acquired):
       2007..........................................           988            -         1,980             -
       2006..........................................         2,609        2,239         9,894         6,246
       2005..........................................         7,123        6,596        27,956        24,949
    Newly consolidated facilities....................         4,000        3,736        15,572        14,610
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        67,379       64,080       268,183        91,956
        Other facilities.............................        26,638       23,753       102,831        34,233
    Deconsolidated U.S. Shurgard facilities (c)......             -          868         1,394         1,245
    Reconsolidated U.S. Shurgard facilities (c)......           244          489         1,048           697
    Consolidated Europe Shurgard facilities (b)......        53,988       42,115       194,279        59,463
                                                        ------------ ----------- -------------- -------------
Consolidated self-storage revenues (d)................  $   424,508  $   397,336   $ 1,662,454   $  1,239,697
                                                        ============ =========== ============== =============

Cost of operations for the 1,316 Same Store facilities  $    69,307  $    72,149   $   301,429  $    299,547

Cost of operations for non-Same Store facilities (a): Development facilities
    (year opened):
       2007..........................................           154            -           320             -
       2006..........................................           641          501         2,354           959
       2005..........................................           449          533         2,094         1,734
       2003 and 2004.................................         1,426        1,222         6,207         5,981
       Expansion facilities..........................         7,400        7,472        29,020        27,009
    Acquisition facilities (year acquired):
       2007..........................................           584            -         1,031             -
       2006..........................................         1,206          946         4,589         2,949
       2005..........................................         2,181        2,425         9,833         9,703
    Newly consolidated facilities....................           823          871         3,391         3,515
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        20,368       23,910        87,692        32,439
        Other facilities.............................         9,267       10,472        39,005        14,111
    Deconsolidated U.S. Shurgard facilities (c)......             -          302           515           436
    Reconsolidated U.S. Shurgard facilities (c)......           101          277           502           377
    Consolidated Europe Shurgard facilities (b)......        24,663       21,626        92,245        30,150
                                                        ------------ ----------- -------------- -------------
Consolidated self-storage cost of operations (d)......  $   138,570  $   142,706   $   580,227   $   428,910
                                                        ============ =========== ============== =============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2005 through December 31, 2007, or because we acquired these facilities from third parties after December 31, 2004.

(b) Represents the operations of the facilities acquired in the Shurgard Merger, which remain consolidated at December 31, 2007, for the period from January 1, 2007 through December 31, 2007.

(c) Represents the operations of 11 facilities acquired in the Shurgard Merger which we discontinued consolidation in our financial statements effective May 24, 2007. On November 15, 2007, we acquired a controlling ownership position in five of these previously deconsolidated facilities, and recommenced consolidation of these properties effective November 15, 2007. The operations for these 11 facilities from August 23, 2006 through May 24, 2007, combined with the operations of the five facilities that we recommenced consolidation after November 15, 2007, are included in this table.

(d) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.